Exhibit 99.1

MTS Systems Corporation 14000 Technology Drive Eden Prairie, MN 55344-2290 Telephone 952-937-4000 Fax 952-937-4515

News Release

FOR IMMEDIATE RELEASE November 13, 2008	For More Information Contact: Susan Knight, Chief Financial Officer (952) 937-4000

MTS Reports 33% EPS Growth in Fourth Quarter

Eden Prairie, Minn., November 13, 2008 – MTS Systems Corporation (NASDAQ: MTSC) today reported fourth quarter net income of $14.5 million, or $0.85 per diluted share, an increase of 26 percent and 33 percent, respectively, compared to the fourth quarter fiscal 2007.

Fiscal year 2008 net income was $49.2 million, or $2.80 per diluted share, an increase of 17 percent and 22 percent, respectively, compared to fiscal 2007.

“Our performance this year, in particular the very strong finish amidst a challenging global economy, was outstanding,” said Laura B. Hamilton, Chair and Chief Executive Officer. “In the fourth quarter, we delivered double digit revenue growth in both businesses, an improved gross margin rate in the Test segment and record earnings per share, which contributed to double digit growth in orders, revenue and earnings per share for the year. Finishing strong is critical to positioning MTS for the times ahead.

Hamilton continued, “As we begin fiscal 2009, our backlog is up 15 percent from last year, we have a very healthy balance sheet, broad geographic and market mix, and strong business fundamentals across both segments including the acquisition of SANS in China. At the same time, we’ve experienced a weakening in Sensors’ orders in the fourth quarter that has continued into November and there are recent currency rate fluctuations. Energy, the environment and globalization will continue to create opportunities for MTS over the next several years although timing is less clear today. Given the unprecedented volatility in the global economy, at this time we are not issuing fiscal year 2009 guidance.

Fourth Quarter Results

Fourth quarter orders totaled $115.2 million, an increase of 7 percent compared to fourth quarter fiscal 2007. This represents 8 percent and 5 percent growth in the Test and Sensors segments, respectively, driven by growth in Europe and Americas and includes an estimated $4 million favorable impact from currency translation. Backlog decreased 3 percent to $235 million compared to third quarter fiscal 2008.

Revenue in the fourth quarter was $124.1 million, an increase of 14 percent compared to fourth quarter fiscal 2007. This increase included 13 percent and 17 percent growth in the Test and Sensors segments, respectively, and reflects higher volume across all geographies. An estimated $4 million favorable impact was due to currency translation.

Gross profit in the fourth quarter was $53.7 million, an increase of 15 percent compared to fourth quarter fiscal 2007. The gross margin rate was 43.3 percent, an increase of 0.4 percentage points compared to fourth quarter fiscal 2007, driven by increased volume in both segments and improved margins on custom projects in the Test segment.

MTS News Release

Income from operations in the fourth quarter totaled $21.0 million, an increase of 45 percent compared to fourth quarter fiscal 2007, primarily resulting from higher volume.

Income before discontinued operations in the fourth quarter increased to $0.85 per diluted share, or $14.5 million, up 33 percent compared to fourth quarter fiscal 2007. This increase was driven by higher operating income, partially offset by higher income tax expense of $3.5 million. The effective tax rate in the fourth quarter was 34.5 percent, an increase of 8.1 percentage points compared to fourth quarter fiscal 2007. The lower fiscal 2007 rate included the enactment of favorable tax legislation in Germany and the U.S, which allowed the Company to record a $1.3 million tax benefit in the fourth quarter of fiscal 2007. Reduced shares outstanding positively impacted earnings per share on income from continuing operations by $0.05 for the quarter.

Cash and cash equivalents at the end of fourth quarter fiscal 2008 totaled $114.1 million, a decrease of $5.8 million compared to the end of third quarter fiscal 2008. Cash flow from operations generated $3.0 million. During the fourth quarter, the Company borrowed $24.0 million from its credit facility, and invested $13.7 million in SANS and $3.0 million in capital expenditures.

Full Year Results

Fiscal 2008 orders were $485.3 million, an increase of 15 percent compared to fiscal 2007, and included 14 percent and 18 percent growth in the Test and Sensors segments, respectively. The results included an estimated $21 million favorable impact of currency translation. Backlog increased 15 percent in the fiscal year to $235 million.

Fiscal 2008 revenue was $460.5 million, an increase of 12 percent compared to fiscal 2007. This increase included 9 percent and 25 percent growth in the Test and Sensors segments, respectively, and an estimated $22 million favorable impact from currency translation.

Gross profit for fiscal 2008 was $190.3 million, an increase of 10 percent compared to fiscal 2007. This increase included an estimated $7 million favorable impact from currency translation. The gross margin rate for fiscal 2008 was 41.3 percent, a decrease of 1.0 percentage points compared to fiscal 2007. The decrease was primarily driven by unfavorable product mix in the Test segment, partially offset by higher volume.

Fiscal 2008 income from operations was $61.8 million, an increase of 14 percent compared to fiscal 2007. This increase was primarily due to increased gross profit and lower research and development expense in the Test segment, as the Company allocated certain of its resources towards capitalized software development activities during the fiscal year, partially offset by planned increases in operating expenditures to support strategic initiatives.

Fiscal 2008 income before discontinued operations increased 20 percent to $2.68 per diluted share on income of $47.1 million compared to fiscal 2007. The increase was driven by stronger performance in both segments, and $1.0 million favorable currency transaction gains, partially offset by higher income tax expense of $2.8 million. The higher income tax expense is primarily due to increased operating income. Reduced shares outstanding positively impacted earnings per share on income before discontinued operations by $0.11 for fiscal 2008. Fiscal 2008 net income totaled $49.2 million, or $2.80 per diluted share, an increase of 17 percent compared to fiscal 2007.

Segment Results

Test Segment:

Fourth Quarter:

Test segment orders were $91.9 million for fourth quarter fiscal 2008, an increase of 8 percent compared to fourth quarter fiscal 2007, reflecting an increase in the Americas and Europe. During the fourth quarter of fiscal 2008, the Company booked one large custom order for approximately $5 million, compared to fiscal 2007 orders which included one large custom order of approximately $7 million. Backlog decreased 3 percent to $223 million compared to the third quarter of fiscal 2008. Fourth quarter revenue was $99.7 million, an increase of 14 percent compared to fourth quarter fiscal 2007, primarily due to an increase in custom business.

MTS News Release

Gross profit in the fourth quarter was $39.7 million, an increase of 14 percent compared to fourth quarter fiscal 2007, driven by higher volume. Fourth quarter gross margin rate was 39.8 percent, an increase of 0.3 percentage points compared to fourth quarter fiscal 2007, primarily due to improved margins on large custom projects. The gross profit rate was up 3.5 percentage points compared to third quarter fiscal 2008.

Income from operations for fourth quarter fiscal 2008 was $15.4 million, an increase of 48 percent compared to fourth quarter fiscal 2007. This increase is primarily driven by higher sales volume and gross profit.

Full Year:

Test segment orders for fiscal 2008 totaled $389.8 million, an increase of 14 percent compared to fiscal 2007, reflecting an increase in Europe and the Americas and an estimated $14 million favorable impact of currency translation. Fiscal 2008 orders included six large custom orders totaling approximately $52 million, compared to fiscal 2007 orders, which included five large custom orders totaling approximately $41 million. Backlog increased 16 percent during the year to $223 million compared to fiscal 2007. Fiscal 2008 revenue was $364.1 million, an increase of 9 percent compared to fiscal 2007, primarily driven by an increase in custom business and an estimated $15 million favorable impact of currency translation.

Gross profit for fiscal 2008 was $135.7 million, an increase of 4 percent compared to fiscal 2007, driven by higher volume. Fiscal 2008 gross margin rate was 37.3 percent, a decrease of 2.0 percentage points compared to fiscal 2007, primarily due to unfavorable product mix.

Income from operations for fiscal 2008 was $41.1 million, an increase of 5 percent compared to fiscal 2007. This increase is primarily driven by higher gross profit and lower research and development expense as the Company allocated certain of its resources towards capitalized software development activities during the fiscal year, partially offset by planned increases in operating expenditures to support strategic initiatives.

Sensors Segment:

Fourth Quarter:

Sensors segment orders were $23.3 million for fourth quarter fiscal 2008, an increase of 5 percent compared to fourth quarter fiscal 2007, primarily due to a favorable impact of currency translation. Backlog decreased 8 percent to $12 million compared to the third quarter of fiscal 2008. Fourth quarter revenue was $24.4 million, an increase of 17 percent compared to fourth quarter fiscal 2007, driven by increased worldwide volume.

Gross profit in the fourth quarter was $14.0 million, an increase of 18 percent compared to fourth quarter fiscal 2007. Fourth quarter gross margin rate was 57.4 percent, an increase of 0.2 percentage points compared to fourth quarter fiscal 2007, reflecting higher volume.

Income from operations for fourth quarter fiscal 2008 was $5.6 million, an increase of 37 percent compared to fourth quarter fiscal 2007, primarily due to increased gross profit, partially offset by planned increases in operating expenditures.

Full Year:

Sensor segment orders for fiscal 2008 were $95.5 million, an increase of 18 percent compared to fiscal 2007, reflecting increased worldwide growth and an estimated $7 million favorable impact of currency translation. Backlog remained flat during the year at $12 million. Fiscal 2008 revenue was $96.4 million, an increase of 25 percent compared to fiscal 2007, driven by increased worldwide volume and an estimated $7 million favorable impact of currency translation.

MTS News Release

Gross profit for fiscal 2008 was $54.6 million, an increase of 28 percent compared to fiscal 2007. Fiscal 2008 gross margin rate was 56.6 percent, and increase of 1.1 percentage points compared to fiscal 2007, primarily due to increased volume.

Income from operations for fiscal 2008 was $20.7 million, an increase of 40 percent compared to fiscal 2007, primarily due to increased gross profit, partially offset by planned increases in operating expenditures.

Fiscal Year 2008 Earnings Release and Conference Call

A conference call will be held on November 14, 2008, at 10:00 a.m. EDT (9:00 a.m. CDT). Call +1-719-325-4828; and state the conference passcode “9761641”. Telephone re-play will be available through November 21, 2008. Call +1-719-457-0820.

If you prefer to listen live over the Internet, please log on to the web at <http://www.mts.com/news/financial_news.htm> and click on the webcast event notice. The webcast will be archived through January 19, 2009.

About MTS Systems Corporation

MTS Systems Corporation is a leading global supplier of test systems and industrial position sensors. The Company’s testing hardware and software solutions help customers accelerate and improve their design, development and manufacturing processes and are used for determining the mechanical behavior of materials, products, and structures. MTS’ high-performance position sensors provide controls for a variety of industrial and vehicular applications. MTS had 1,660 employees and revenue of $461 million for the fiscal year ended September 27, 2008. Additional information on MTS can be found on the worldwide web at http://www.mts.com.

This release contains “forward-looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the factors discussed above, other important risk factors are delineated in the Company’s most recent SEC Form 10-Q and 10-K filings.

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Year Ended
	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Revenue	$124,069	$108,701	$460,515	$410,091
Cost of sales	70,358	62,087	270,262	236,453
Gross profit	53,711	46,614	190,253	173,638
Gross margin	43.3%	42.9%	41.3%	42.3%

Operating expenses:
Selling, general and administrative	28,629	26,934	112,260	101,123
Research and development	4,056	5,191	16,232	19,285
Total operating expenses	32,685	32,125	128,492	120,408

(Loss) gain on sale of assets	—	(5)	—	742

Income from operations	21,026	14,484	61,761	53,972
Operating margin	16.9%	13.3%	13.4%	13.2%

Interest income, net	789	917	2,950	2,590
Other income, net	333	311	749	28

Income before income taxes and discontinued operations	22,148	15,712	65,460	56,590
Provision for income taxes	7,649	4,150	18,350	15,549
Income before discontinued operations	14,499	11,562	47,110	41,041

Discontinued operations:
Income (loss) from discontinued operations, net of tax	49	(19)	(368)	955
Net (loss) gain on disposal of discontinued businesses, net of tax	(2)	—	2,449	—
Income (loss) from discontinued operations, net of tax	47	(19)	2,081	955
Net income	$14,546	$11,543	$49,191	$41,996

Earnings per share:
Basic-
Income before discontinued operations	$0.86	$0.65	$2.72	$2.29
Discontinued operations:
(Loss) Income from discontinued operations, net of tax	—	—	(0.02)	0.05
Net gain on disposal of discontinued businesses, net of tax	—	—	0.14	—
Income from discontinued operations, net of tax	—	—	0.12	0.05
Earnings per share	$0.86	$0.65	$2.84	$2.34
Weighted average number of common shares outstanding - basic	16,953	17,782	17,351	17,980

Diluted-
Income before discontinued operations	$0.85	$0.64	$2.68	$2.24
Discontinued operations:
(Loss) Income from discontinued operations, net of tax	—	—	(0.02)	0.05
Net gain on disposal of discontinued businesses, net of tax	—	—	0.14	—
Income from discontinued operations, net of tax	—	—	0.12	0.05
Earnings per share	$0.85	$0.64	$2.80	$2.29
Weighted average number of common shares outstanding - diluted	17,126	18,093	17,544	18,330

MTS News Release

MTS SYSTEMS CORPORATION

Consolidated Balance Sheets

(unaudited - in thousands, except per share data)

	September 27, 2008	September 29, 2007
ASSETS

Current Assets:
Cash and cash equivalents	$114,099	$104,345
Short-term investments	—	17,050
Accounts receivable, net	101,331	73,474
Unbilled accounts receivable	43,022	41,026
Inventories	46,135	42,384
Other current assets	18,030	10,252
Assets of discontinued operations	380	8,077
Total current assets	322,997	296,608

Property and equipment, net	50,534	49,747

Goodwill	1,668	1,642
Other assets	23,958	4,984
Total Assets	$399,157	$352,981

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

Current Liabilities:
Short-term borrowings and current maturities of long-term debt	$26,646	$6,948
Accounts payable	28,567	22,341
Advance payments from customers	64,979	51,536
Other accrued liabilities	65,201	62,014
Liabilities of discontinued operations	177	1,944
Total current liabilities	185,570	144,783

Long-term debt, less current maturities	—	2,308
Other long-term liabilities	8,645	16,189
Total Liabilities	194,215	163,280

Shareholders’ Investment:
Common stock, $.25 par; 64,000 shares authorized:
16,976 and 17,704 shares issued and outstanding	4,244	4,426
Retained earnings	175,216	164,862
Accumulated other comprehensive income	25,482	20,413
Total shareholders’ investment	204,942	189,701
Total Liabilities and Shareholders’ Investment	$399,157	$352,981